Exhibit 5



                                                              December 11, 1996

Board of Directors
Andersen Group, Inc.
Ney Industrial Park
Bloomfield, Connecticut  06002

Dear Sirs:

         This opinion is being given in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Andersen Group, Inc. (the "Company") on the date hereof for the purpose of registering under the Securities Act of 1933, as amended, 165,700 shares of Common Stock, without par value (the "Common Stock"), to be issued by the Company under the Andersen Group, Inc. Incentive Stock Option Plan and the Andersen Group, Inc. Incentive and Non-Qualified Stock Option Plan (the "Plans"). In connection with this opinion, I have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purpose of this opinion.

         Upon the basis of such examination, I advise you that, in my opinion, the Common Stock has been legally authorized for issuance under the Plans and when sold upon valid exercise of the options granted under the Plans will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,




                                             By:/s/ Bernard F. Travers,III
                                                -------------------------------
                                                Bernard F. Travers, III, Esq.
                                                Assistant Secretary and
                                                Director of Law and Taxation